Deckers Brands Reports Fourth Quarter And Fiscal 2015 Financial Results

Fourth Quarter Sales Increased 15.6% to a Record $340.6 Million

Company Reports Fourth Quarter Diluted Earnings per Share of $0.04

Fiscal 2015 Sales Increased 14.5% to a Record $1.817 Billion

Company Reports Fiscal 2015 Diluted Earnings per Share Increased 14.5% to $4.66

GOLETA, Calif., May 28, 2015 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2015.

Fourth Quarter Fiscal 2015 Financial Review

  Net sales increased 15.6% to a record $340.6 million compared to $294.7 million for the same period last year. On a constant currency basis, net sales increased 19.1%.
  Gross margin was 44.7% compared to 48.9% for the same period last year.
  SG&A expenses as a percentage of sales were 44.5% compared to 49.1% for the same period last year.
  Diluted earnings per share was $0.04 compared to a diluted loss per share of $(0.08) for the same period last year.

Fiscal 2015 Financial Review

  Net sales increased 14.5% to a record $1.817 billion compared to $1.588 billion last year. On a constant currency basis, net sales increased 15.6%.
  Gross margin improved 60 basis points to 48.3% compared to 47.7% last year.
  SG&A expenses as a percentage of sales were 36.0% compared to 34.8% last year.
  Diluted earnings per share increased 14.5% to $4.66 compared to $4.07 last year.

"We ended fiscal 2015 with solid momentum highlighted by approximately 16% revenue growth in the fourth quarter despite unfavorable foreign exchange rate headwinds," commented Angel Martinez, Chief Executive Officer and Chair of the Board of Directors. "The work we've done to continue to excite our consumers with compelling new products and to continue to connect with them on a more frequent and personalized basis through our advanced Omni-Channel capabilities is fueling increased demand across our brand portfolio. These actions are helping us to further diversify our business and create new opportunities for growth. Looking ahead, we believe the shift in the UGG brand's fall order book towards more non-core collections such as specialty classics, weather, and casual boots better aligns with current trends and positions us for a successful fall/holiday season. Furthermore, we are committed to leveraging the investments we've made over the past several years, which along with our current share repurchase authorization, will help to partially offset the impact of the stronger U.S. dollar in fiscal 2016 and drive increased earnings power and greater shareholder value over the long-term."

Brand Summary

  UGG® brand net sales for the fourth quarter increased 9.7% to $216.8 million compared to $197.6 million for the same period last year. The increase in sales was driven by an increase in global wholesale and distributor sales, higher global E-Commerce sales, sales contributions from new worldwide retail store openings, partially offset by a decrease in same store sales. For fiscal 2015, UGG brand sales increased 12.6% to $1.49 billion.
  Teva® brand net sales for the fourth quarter increased 13.4% to $53.1 million compared to $46.8 million for the same period last year. The increase in sales was driven by an increase in international wholesale and distributor sales, partially offset by a decrease in domestic wholesale sales. For fiscal 2015, Teva brand sales increased 13.5% to $126.7 million.
  Sanuk® brand net sales for the fourth quarter increased 27.9% to $39.2 million compared to $30.7 million for the same period last year. The increase in sales was driven by an increase in domestic wholesale sales and higher international distributor sales. For fiscal 2015, Sanuk brand sales increased 13.1% to $114.7 million.
  Combined net sales of the Company's other brands increased 60.9% to $31.5 million compared to $19.6 million for the same period last year. The increase was primarily attributable to an $8.8 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year. For fiscal 2015, combined net sales of the Company's other brands increased 69.5% to $82.4 million.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor sales for the fourth quarter increased 16.6% to $205.1 million compared to $176.0 million for the same period last year. The increase in sales was driven by an increase in both domestic wholesale sales and international wholesale and distributor sales. For fiscal 2015, wholesale and distributor sales increased 12.9% to $1.2 billion.
  Direct-to-Consumer sales for the fourth quarter increased 14.1% to $135.5 million compared to $118.7 million for the same period last year. Direct-to-Consumer comparable sales for the fourth quarter, which include worldwide comparable retail store sales and worldwide comparable E-Commerce sales, increased 4.7% over the same period last year. For fiscal 2015, Direct-to-Consumer sales increased 17.6% to $617.4 million and Direct-to-Consumer comparable sales increased 7.8%.
    For the fourth quarter, sales for the global retail store business increased 7.7% to $86.3 million compared to $80.1 million for the same period last year. The increase was driven by 30 new stores opened after March 31, 2014, partially offset by a same store sales decrease of 6.5% for the thirteen weeks ended March 29, 2015 compared to the thirteen weeks ended March 30, 2014. For fiscal 2015, global retail store sales increased 12.0% to $384.3 million.
    For the fourth quarter, sales for the global E-Commerce business increased 27.4% to $49.2 million compared to $38.6 million for the same period last year. The increase was driven primarily by an increase in global UGG brand sales. For fiscal 2015, global E-Commerce sales increased 28.4% to $233.1 million.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic sales for the fourth quarter increased 9.8% to $217.7 million compared to $198.3 million for the same period last year. For fiscal 2015, domestic sales increased 10.2% to $1.165 billion.
  International sales for the fourth quarter increased 27.5% to $122.9 million compared to $96.4 million for the same period last year. In constant currency sales increased 38.3% to $133.3 million. For fiscal 2015, international sales increased 23.0% to $651.7 million compared to $529.7 million last year. In constant currency sales increased 26.6% to $670.5 million.

Gross Margins
Gross margin was 44.7% in the fourth quarter compared to 48.9% for the same period last year. The 420 basis point decline was driven by a 160 basis point impact from changes in foreign currency exchange rates, namely the strengthening of the U.S. dollar versus the British Pound, Euro and Yen compared to the same period last year. The remaining 260 basis point change is attributable to a higher proportion of closeout sales including inventory associated with the Tsubo brand for which the Company is currently seeking strategic alternatives, as well as higher air freight charges in order to avoid the West Coast port delays and deliver scheduled fourth quarter shipments on-time.

Stock Repurchase Program
During the fourth quarter of fiscal 2015 the company repurchased approximately 1.3 million shares of its common stock at an average purchase price of $73.45, for a total of $93.9 million. As of March 31, 2015, the company had used all of the authorized repurchase funds under its $200.0 million stock repurchase program announced in July 2012 and had $172.1 million authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in January 2015.

Balance Sheet
At March 31, 2015, cash and cash equivalents were $225.1 million compared to $245.0 million at March 31, 2014. The Company had $5.4 million in outstanding borrowings under its credit facility at March 31, 2015 compared to $6.7 million at March 31, 2014. The decreases in cash and cash equivalents and outstanding borrowings are primarily attributable to cash used for share repurchases and for purchases of capital expenditures and intangibles, partially offset by cash provided by operations and proceeds from the loan on the corporate headquarters.

Inventories at March 31, 2015 increased 12.9% to $238.9 million from $211.5 million at March 31, 2014. By brand, UGG inventory increased 11.0% to $166.5 million at March 31, 2015, Teva inventory decreased 19.9% to $27.4 million at March 31, 2015, Sanuk inventory increased 93.2% to $25.7 million at March 31, 2015, and the other brands' inventory increased 37.9% to $19.3 million at March 31, 2015.

Full Fiscal 2016 Outlook for the Twelve Month Period Ending March 31, 2016

  The Company expects fiscal 2016 constant currency revenues to be approximately $2.01 billion, reflecting a 10.5% increase over the twelve month period ended March 31, 2015. On a reported basis, revenues are expected to be $1.96 billion, or an increase of 8%.
  Gross profit margin for fiscal 2016 is expected to be approximately 48%, down 30 basis points from fiscal 2015 as a result of expectations regarding a stronger U.S. dollar, partially offset by lower input costs and favorable changes in the company's channel mix.
  SG&A expenses as a percentage of sales are projected to be approximately 35.8%, compared to 36.0% in fiscal 2015.
  The Company expects fiscal 2016 diluted earnings per share to be approximately $5.60 on a constant currency basis, reflecting an increase of 20% over the twelve month period ended March 31, 2015. On a reported basis, earnings per share are expected to be $5.09, or an increase of 9%.

First Quarter Fiscal 2016 Outlook for the Three Month Period Ending June 30, 2015

  The Company expects first quarter fiscal 2016 constant currency revenues to be up slightly over the same period last year and flat on a reported basis. The Company expects a diluted loss per share of approximately $(1.52) on both a constant currency and reported basis compared to a diluted loss per share of $(1.07) for the same period last year.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. We expect the majority of our earnings increase in fiscal 2016 to come in the third and fourth quarters.

Conference Call Information
The Company's conference call to review the results for the fourth quarter 2015 will be broadcast live today, Thursday, May 28, 2015 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor Information" tab and then clicking on the microphone icon at the top of the page.

To supplement the information provided in this press release, the Company is providing investors with additional background on the Company's fourth quarter 2015 financial results in a document entitled "Fourth Quarter Fiscal 2015 Commentary." The document is available on the Company's website at www.deckers.com. You can access the document by clicking on the "Investor Information" tab and then scrolling down to the "Featured Reports" heading.

About Deckers Brands
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Teva®, Sanuk®, Ahnu®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 142 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our future or assumed revenues, gross margins, expenses, earnings per share, product and brand strategies, and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," or "would," and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as in our other filings with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	March 31,
Assets	2015	2014

Current assets:
Cash and cash equivalents	$225,143	245,088
Trade accounts receivable, net	143,105	106,199
Inventories	238,911	211,519
Prepaid expenses	15,141	12,067
Other current assets	35,057	27,118
Income taxes receivable	15,170	-
Deferred tax assets	14,066	21,871
Total current assets	686,593	623,862

Property and equipment, net	232,317	184,570
Goodwill	127,934	127,934
Other intangible assets, net	87,743	91,411
Deferred tax assets	15,017	17,062
Other assets	20,329	19,365

Total assets	$1,169,933	1,064,204

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$5,383	6,702
Trade accounts payable	85,714	76,139
Accrued payroll	27,300	22,927
Other accrued expenses	41,066	11,624
Income taxes payable	6,858	2,908
Value added tax (VAT) payable	1,221	1,915
Total current liabilities	167,542	122,215

Long-term liabilities:
Mortgage payable	33,154	-
Income tax liability	5,087	-
Deferred rent obligations	15,663	14,319
Other long-term liabilities	11,475	38,821
Total long-term liabilities	65,379	53,140

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	333	346
Additional paid-in capital	158,777	146,731
Retained earnings	798,370	743,815
Accumulated other comprehensive loss	(20,468)	(2,043)
Total stockholders' equity	937,012	888,849

Total liabilities and equity	$1,169,933	1,064,204

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$340,637	294,716	$1,817,057	1,587,574
Cost of sales	188,313	150,456	938,949	830,390
Gross profit	152,324	144,260	878,108	757,184

Selling, general and administrative expenses	151,587	144,668	653,689	552,347
Income (loss) from operations	737	(408)	224,419	204,837

Other (income) expense, net	(214)	334	3,280	2,532
Income (loss) before income taxes	951	(742)	221,139	202,305

Income tax (benefit) expense	(455)	1,943	59,359	60,308
Net income (loss)	1,406	(2,685)	161,780	141,997

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(309)	(273)	450	(2,289)
Foreign currency translation adjustment	(7,728)	873	(18,875)	790
Total other comprehensive (loss) income	(8,037)	600	(18,425)	(1,499)
Comprehensive (loss) income	$(6,631)	(2,085)	$143,355	140,498

Net income (loss) per share:
Basic	$0.04	(0.08)	$4.70	4.11
Diluted	$0.04	(0.08)	$4.66	4.07

Weighted-average common shares outstanding:
Basic	33,928	34,621	34,433	34,527
Diluted	34,164	34,621	34,733	34,868

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CONTACT: Investor Contact: Brendon Frey | ICR | 203.682.8200; Media Contact: Jaime Eschette | Corporate Communications | Deckers Brands | 805.967.7611